DEL REY GLOBAL INVESTORS, LLC

Investment Adviser

Code of Ethics

February 2010

INSIDER TRADING AND PERSONAL TRADING: CODE OF ETHICS

Insider Trading

Section 204A of the Advisers Act requires:

Every investment advisor subject to Section 204 of this title shall establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment advisors business, to prevent the misuse in violation of this Act or the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material, non-public information by such investment advisor or any person associated with such investment advisor. The Commission, as it deems necessary or appropriate in the public interest or for the protection of investors, shall adopt rules or regulations to require specific policies or procedures reasonably designed to prevent misuse in violation of this Act or the Securities Exchange Act of 1934 (or the rules or regulations thereunder) of material non-public information.

Policy Statement on Insider Trading

del Rey forbids any officer or employee from trading, either personally or on behalf of others, including mutual funds and private accounts managed by del Rey on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” del Rey strives to provide appropriate continuing education for employees with regard to insider trading issues.

The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communicating material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. Trading by an insider, while in possession of material non-public information, or

2. Trading by a non insider, while in possession of material non-public information, where the information either was disclosed to the non insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3. Communicating such material non-public information to others.

Who is an Insider?

The concept of “insider” is broad. It includes directors, officers and employees of del Rey. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of del Rey’s affairs and as a result is given access to information solely for del Rey’s purposes. A temporary insider can include, among others, del Rey’s attorneys, accountants, investment bankers, consultants, commercial bankers, and the employees of such organizations. According to the U.S. Supreme Court, del Rey must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security.

There are at least three different types of material information that may come into the possession of an investment advisory organization. The first type of information is trading information generated within the firm, i.e., buy and sell recommendations made by analysts. The second type of material information is that which comes to an officer and employee of an advisory organization through fiduciary relationships such as directorships, consulting arrangements or other business relationships.

The third type of material information is that which flows to an officer or employee of an advisory organization from the outside world through non fiduciary relationships. Information about an issuer that officers and employees of del Rey’s should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, significant merger or acquisition proposals, hostile takeover bids, agreements or negotiations, significant new products or discoveries, acquisition or loss of a significant contract, significant financing developments, liquidity problems, major personnel changes or other extraordinary management developments, major litigation, and the status of labor negotiations.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Basis for Liability

The use of material non-public-information by an investment advisory firm for the benefit of its clients is not necessarily illegal in every situation. In general, insider-trading liability is predicated on the existence of a breach of a fiduciary obligation in connection with the use of inside information, the unlawful misappropriation of inside information, or knowledge thereof (in the case of liability). Whether the use of material non-public information by an officer or employee of an advisory firm is illegal in any given situation, therefore, depends upon the circumstances under which the insider information was received, including whether there exists any relationship between the recipient and the “insider” who provided the information and other factors. Given the complexity of issues in this area, del Rey has adopted a procedure of “ask first”.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information in violation of the law are severe, both for individuals and firms involved in such unlawful conduct and their employees. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

•	civil injunctions

•	disgorgement of profits

•	jail sentences

•	fines for person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this policy statement can be expected to result in serious sanctions by del Rey up to and including dismissal of the persons involved.

Procedures to implement del Rey Policy Re Insider Trading

The following procedures have been established to aid the directors, officers and employees of del Rey in preventing, detecting, imposing sanctions against insider trading. Every officer and employee of del Rey must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Advisor CCO or a designated officer. All employees are required to certify that they agree to comply with the Code of Ethics (See Appendix B).

Identifying Inside Information

Before trading for clients in securities about which an employee may have received inside information other than information originating with del Rey, the employee must ask the following questions:

a. Is the information material? Is this information that an investor might reasonably consider important in making his or her investment decisions? Is this information that would have a reasonable likelihood of affecting the market price of the securities if generally disclosed?

b. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, it seems that the information is or may be material and nonpublic, the employee should take the following steps:

1. Report the matter immediately to the Advisor CCO or a designated officer.

2. Do not communicate the information to any person inside or outside del Rey other than the CCO or a designated officer, until advised that communication is appropriate.

3. Do not purchase or sell the securities on behalf of any clients of del Rey or for employee” own account, until the CCO or designated officer instruct that such trading is appropriate.

Personal Securities Trading

In addition to complying with del Rey’s policy against trading securities while in possession of material non-public information as described in paragraph 1 above, each employee must comply with del Rey policies concerning the reporting of personal securities trading which are set forth in the Code of Ethics (See Appendix B). The Advisor CCO or his designee will periodically review proprietary, client discretionary and employee personal accounts for the potential misuse of material nonpublic information.

Information in an Employee’s Possession

Information that can be identified as material and non-public (other than information originating within del Rey) may not be communicated to anyone, including persons within del Rey, except as stated above. In addition, care should be taken so that such information is secure. Information concerning del Rey’s investment activities should not be disclosed to any person not employed by del Rey including, without limitation, any member of an employee” immediate family, except as required in the performance of an employee” regular duties.

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in the previous section, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the propriety of any action, it must be discussed with the CCO or a designated officer before trading or communicating the information to anyone.

Code of Ethics

del Rey is required, in accordance with Rule 204A-1 under the Advisers Act (and Rule 17j-1 under the 1940 Act), to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

1. A standard (or standards) of business conduct required of supervised persons, which standard must reflect fiduciary obligations for each supervised person;

2. Provisions requiring supervised persons to comply with applicable federal securities laws;

3. Provisions that require all access persons to report, and supervisory personnel to review, their personal securities transactions and holdings periodically as specifically provided in the Rule;

4. Provisions requiring supervised persons to report any violations of the firm” code of ethics promptly to their chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons as designated in the code of ethics; and

5. Provisions requiring the firm to provide each supervised person with a copy of the code of ethics and any amendments, and requiring supervised persons to provide a written acknowledgment of their receipt of the code and any amendments.

In addition, Codes are required to have pre-approval requirements for the acquisition of IPOs and Limited Offerings by investment personnel.

The SEC expects strict compliance with Codes of Ethics. Therefore, investment personnel and other staff should be sure to fully understand and comply with the Code of Ethics.

Appendix A

Initial and Annual Certification

TO: All Employees

It is your responsibility as a del Rey employee to avoid participating in or assisting those participating in illegal or unethical acts. All employees will be expected to read the attached compliance manual, be familiar with its contents and to sign a statement acknowledging their understanding. It is the responsibility of every employee to report any illegal and unethical situation or violation to the CEO or to the Chief Compliance Officer or his designee. You will be held responsible for participating in illegal activities which are violations of the compliance policy. As a del Rey employee, the two most important compliance mandates are i) personal integrity is required, and ii) dishonesty or fraudulent conduct are clearly inconsistent with del Rey” mission. Failure to comply with del Rey” policies and procedures may result in disciplinary action, up to and including termination of employment and legal action, even if you do not actually benefit from the illegal or unethical activity.

This serves as acknowledgement to the following:

Rule 206(4)-7, requires each registered adviser to adopt compliance policies and procedures.

I have received the policies and procedures and have been given ample opportunity to read them and ask any necessary questions.

I understand the del Rey Policies and Procedures and I agree to comply with all applicable regulations including del Rey Global Investors, LLC” compliance program.

I agree to follow the Code of Ethics and insider trading policies and procedures.

I also certify that I have not engaged in any illegal activity nor have I had any disciplinary activity in the financial services industry.

I agree to follow the confidentiality and security standards for handling customer information outlined in the compliance manual.

I have disclosed all outside business activities and outside business affiliations upon accepting employment at del Rey and I will update this annually as needed. My outside business activities and affiliations include:

Signature:	Date:
Printed Name:

Appendix B

Code of Ethics

del Rey is confident that its officers, Board of Managers members, and employees act with integrity and good faith. del Rey recognizes, however, that personal interests may conflict or appear to conflict with the interests of the Adviser“ clients“ accounts where officers, Directors or employees:

•	know about the accounts“ resent or future portfolio transactions; or

•	have the power to influence the accounts“ portfolio transactions; and

•	engage in Securities transactions for their personal account(s).

In an effort to prevent any conflicts from arising and in accordance with Rule 17j-1 under the IC Act and Rule 204A-1 of the Advisers Act, del Rey has adopted this code of ethics (the “Code”) to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures. (Definitions of underlined terms are included).

I. About this Code of Ethics

A. Who is Covered by the Code?

•	All del Rey officers;

•	All del Rey Board of Managers members; and

•	All del Rey employees.

B. What Rules Apply to Me?

This Code sets forth specific prohibitions regarding Securities transactions. All officers, Board of Managers members and employees of del Rey are considered both Access Persons and Investment Personnel. As such, all of the prohibitions and restrictions contained in this Code are universally applicable.

II. Statement of General Principles

In recognition of the trust and confidence placed in del Rey by clients, and because del Rey believes that its operations should benefit clients, del Rey has adopted the following universally applicable principles:

1. The interests of clients are paramount and always come before the interests of the firm or its officers, Board of Managers members or employees.

2. Access Persons must accomplish all personal securities transactions in a manner that avoids a conflict between personal interests and those of clients.

3. Access Persons must avoid actions or activities that allow such person or his/her family to benefit from a position with del Rey or its affiliates, or that bring into question independence or judgment.

III. Prohibitions and Restrictions Applicable to del Rey

A. Prohibition Against Fraud, Deceit and Manipulation.

You cannot, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by client accounts:

1. employ any device, scheme or artifice to defraud Client accounts;

2. make to client accounts any untrue statement of a material fact or omit to state to clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon clients ; or

4. engage in any manipulative practice with respect to clients.

B. Limits on Accepting or Receiving Gifts.

Access persons cannot accept or receive any gift of more than de minimis value from any person or entity in connection with a client” (or any series thereof) entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of clients.

C. Procedures Regarding Personal Trading

1. Pre-Clearance

In order to protect both Del Rey and its employees from even the appearance of impropriety with respect to any personal transactions, Del Rey requires written pre-clearance of purchases and sales of: (i) all Publicly Traded Securities (except as noted below) that are or will be held in an Access Person“ Personal Account, and (ii) all Limited Offerings or IPOs that are or will be beneficially owned by its Access Persons.

Del Rey proprietary accounts are excluded from the pre-clearance requirements relating to purchases and sales of Publicly Traded Securities, notwithstanding any beneficial ownership in such an account by any employee. If you have any doubt as to whether the pre-clearance requirement applies to a particular security or transaction, you must check with the CCO before taking any action.

The pre-clearance requirement is satisfied upon receiving the CCO“ consent in writing or email. Del Rey considers this pre-clearance process confidential and requires employees to not disclose any of this Confidential Information to any other party, including whether or not the request was approved, except as required by law or for appropriate business purposes. As part of the pre-clearance process, each Access Person wishing to buy or sell a security for a Personal Account must first affirm that he or she is not in receipt of any material, nonpublic information that would affect the price of that security. The Access Person must also agree to restore the related Personal Account to its pre-trade state using methods or procedures determined by the CCO (which may include, among other outcomes, the disgorgement or surrender of any proceeds, the canceling of unsettled trades, etc.) in the event that (i) del Rey executes a trade of the same security on behalf of a client within seven (7) business days of the granting of pre-clearance and (ii) the CCO determines that such action is appropriate. Moreover, such securities purchased will be held for at least 90 days unless otherwise permitted by the CCO for emergency reasons. Preclearance is not automatically granted for every trade. Approval of a trade in a Personal Account means that, to the best of the CCO “ (or in the case of a transaction by the CCO, another appropriate party)” knowledge:

•

the security is not then being considered for purchase or sale by Del Rey for any client. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and documented;

•

if the security is currently held in a client portfolio, the employee has been encouraged, depending on their situation and objectives, to consider whether another security or transaction would be a more appropriate substitute;

•

if an Access Person wishes to sell a security he or she owned prior to the security becoming held in a client portfolio, the security is not in the process of being sold on behalf of the client, unless (1) such sales have been substantially completed during the prior trading day, or (2) the transaction in the Personal Account will be bundled with the trades placed on behalf of the client, in accordance with Del Rey” trade allocation procedures; and

•	the trade does not result in the employee taking a position in a security contrary to the position taken by Del Rey for its client within the most recent 15-day period.

2. Execution of Trades

The pre-clearance form must be approved on the day the Access Person intends to initiate a transaction and the trade must be executed by the end of that trading day as well. If, for some reason, the trade is not executed in its entirety on the date of pre-clearance, this information must be communicated to the CCO and the pre-clearance process must begin anew for the remaining shares.

3. Limited Investment Opportunities

Before an Access Person invests in a Limited Offering (e.g., a private placement, limited partnership (including hedge funds)) an Initial Public Offering (“IPO”) or any thinly traded public security (each, a “Limited Investment Opportunity”), the employee and Del Rey must first consider whether or not the investment would be appropriate for any Del Rey clients. Therefore, prior to proceeding with any transaction through which an Access Person may possess or dispossess beneficial ownership of a Limited Investment Opportunity, regardless of whether or not such security will be or was held in the employee” Personal Account, the employee must submit a request to the CCO and receive his approval.

The date on which the Limited Investment Opportunity is approved will generally be considered to be the trade date. However, in cases where the trade date has not yet been finalized by the issuer or seller at the time that approval was sought, the employee should clearly indicate on the form that the trade date will be the date on which the seller or issuer finalizes the trade. As long as the Limited Investment Opportunity Form is completed no earlier than 15 days preceding the closing date of the transaction, the employee will be considered to be in compliance with this Code.

4. Exceptions to the Pre-clearance Requirements

The following types of transactions may, depending on the circumstances, be exempt from pre-clearance requirements but are still subject to the periodic reporting requirements of this Code (except as otherwise noted herein):

•

Non-Volitional Transactions. Transactions as to which an Access Person does not exercise investment discretion at the time of the transaction do not require preclearance. For example, if a security owned by an employee is called by the issuer of that security, the transaction does not have to be pre-cleared and the security may be delivered without pre-clearance. Similarly, if an option written by an employee is exercised, then the stock may be delivered pursuant to that option without preclearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require preclearance.

•

Automated Investment Plans. Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan should be pre-cleared prior to the first purchase. If an Access Person“ spouse or domestic partner participates in such a plan at his or her place of employment, the employee must pre-clear participation in the plan upon commencement of employment, or upon commencement of said party” participation in the plan.

•

Tender Offers. Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (Del Rey may be participating in the transaction on behalf of client accounts and an Access Person“ participation could reduce the number of shares able to be tendered on behalf of a client.) In either case, tender offers must be reported on an employee” Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

•

Allowable Securities. The following securities are considered “Allowable Securities” for which transactions do not require pre-clearance: securities in accounts over which the Covered Person (or members of its Immediate Household) has no direct or indirect influence or control, open-end mutual funds registered in the U.S. or other foreign jurisdictions, U.S. government and agency securities (and the equivalent government and agency securities for Covered Persons or other persons bound by the Code of Ethics who are resident in non-U.S. locations), municipal securities, money market instruments (bank CDs, bankers acceptances, commercial paper, repurchase agreements and other high quality, short-term debt instruments), closed-end mutual funds or ETFs registered in the U.S. or other foreign jurisdictions which are invested exclusively in one or more of the securities mentioned herein, and unit investment trusts. For clarification purposes, high quality, short-term debt instruments include any instruments having a maturity, at issuance, of one year or less and which are rated in one of the highest categories by a nationally-recognized statistical rating organization, or which are unrated but are of comparable quality. Other securities not specified herein may be deemed Allowable Securities upon review and approval by the CCO.

D. Prohibition against Inappropriate Sharing of Information

Access Persons may not share sensitive information concerning trading strategy, investment terms, or valuation with unauthorized parties, including other employees of del Rey and its affiliates unless there is a business need-to-know and such communications have been cleared with the Advisor CCO.

IV. Reporting Requirements

All officers, Directors and persons with access must comply with the reporting requirements set forth herein.

A. Initial Holdings Report.

You must submit a listing of all Securities you beneficially own, as well as all of your securities accounts, as of the date you first become subject to this Code “reporting requirements. You must submit this list to the Review Officer upon employment and subject to this Code” reporting requirements. An Initial Holdings Report Form follows the Code.

B. Annual Holdings Report.

Each year, you must submit to the Review Officer a listing of all Securities you beneficially own, as well as all of your securities accounts. Your list must be current as of a date no more than 30 days before you submit the report. An Annual Holdings Report Form is attached.

C. Quarterly Transaction Reports.

1. Each quarter, you must report all of your Securities transactions effected, as well as any securities accounts you established, during the quarter. You must submit your report to the Review Officer no later than 30 days after the end of each calendar quarter. A Quarterly Personal Securities Transactions Report Form is included.

2. If you had no reportable transactions and did not open any securities accounts during the quarter, you are still required to submit a report. Please note on your report that you had no reportable items during the quarter, and return it, signed and dated.

3. You need not submit a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by del Rey, provided that all required information is contained in the broker trade confirmations or account statements and is received by the Review Officer no later than 30 days after the end of the calendar quarter. Please see the Review Officer for more information about this reporting mechanism.

What Securities Transactions and Accounts Are Covered under the Quarterly Reporting Obligation?

You must report all transactions in Securities that: (i) you directly or indirectly beneficially own; or (ii) because of the transaction, you acquire direct or indirect beneficial ownership. You must also report all of your accounts in which any securities were held for your direct or indirect benefit (this includes related proprietary mutual fund accounts).

What Securities and Transactions May Be Excluded from the Report?

You are not required to detail or list the following items on your reports:

1. Purchases or sales effected for any account over which you have no direct or indirect influence or control;

2. Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchased a Security issued by your employer;

3. Purchases affected on the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, as long as you acquired these rights from the issuer, and sales of such rights;

4. Purchases or sales which are non-volitional, including purchases or sales upon the exercise of written puts or calls and sales from a margin account pursuant to a bona fide margin call; and

5. Purchases or sales of any of the following securities:

•	Direct obligations of the U.S. government;

•	Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Unaffiliated open-end investment companies.

You must still report, however, any accounts in which these Securities are held. You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the Security included in the report. Transactions or holdings in Allowable Securities are not subject to any of the reporting obligations set forth in this Code.

V. Review and Enforcement of this Code of Ethics

A. Appointment of a Review Officer.

A review officer (the “Review Officer”) will be appointed by the CCO to perform the duties described in this Section V. The current Review Officer is the Advisor CCO.

B. The Review Officer? Duties and Responsibilities.

1. The Review Officer shall notify each person who becomes an access person of del Rey and who is required to report under this Code and their reporting requirements.

2. The Review Officer or her designee will, on a quarterly basis, compare all reported personal Securities transactions with clients completed portfolio transactions and a list of Securities that were being considered for purchase or sale by the investment adviser for clients during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Review Officer or her designee must give the person an opportunity to supply explanatory material.

3. If the Review Officer or her designee finds that a Code violation may have occurred, or believes that a Code violation may have occurred, the Review Officer or her designee must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person associated with the possible violation, to the CCO and CEO. The CCO and CEO will independently determine whether the person violated the Code.

4. No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5. The Review Officer will submit his or her own personal security reports pursuant to Section IV hereof to an Alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer” reports.

C. Resolution: Sanction(s).

If the CCO and the CEO determine or the review officer finds that a person has violated the Code, the CCO and CEO will approve a proposed resolution of the situation or, if appropriate, impose upon the person sanctions that the CCO and CEO deems appropriate.

Violations

Sanctions in connection with any violation of this Code shall be in the del Rey” discretion taking into account the severity of the violation.

VI. Recordkeeping

The Adviser will maintain records as set forth below. These records will be maintained in accordance with Rule 31a-2 under the Investment Company of and Rule 204A-1 of the Investment Advisers Act.

1. A copy of this Code and any other code adopted by del Rey, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

2. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

3. A copy of each Initial Holdings Report, Quarterly Transaction Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

4. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

5. A copy of each annual report required by Section VI of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

6. A record of any decision and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or limited offering, must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VII. Miscellaneous

A. Confidentiality. All reports and other information submitted to del Rey pursuant to this Code will be treated as confidential, provided that such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

B. Interpretation of Provisions. The Advisor CCO may from time to time adopt such interpretations of this Code as it deems appropriate.

C. Compliance Certification. Within 10 days of becoming an access person of the adviser, and each year thereafter, each such person must complete the Compliance Certification, attached.

VIII. Definitions

The definitions and terms used in this Code of Ethics are intended to have the same meaning as provided in the Advisers Act and other applicable federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Access person means:

•	any officer or advisory representative of del Rey;

•	any employee of del Rey (or of any company in a control relationship to del Rey); and

•

any natural person in a control relationship to the client or its investment adviser, who obtains information concerning recommendations made to the client with regard to the purchase or sale of Securities by clients.

Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. You should generally consider yourself the “beneficial owner” of any Securities in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of Securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Control means the same as it does under Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. The facts and circumstances of a given situation may counter this presumption.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

Initial public offering (IPO) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of section 13 or section 15(d) of the Securities Exchange Act of 1934.

Investment personnel mean any employees of the investment adviser who, in connection with his or her regular duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a client.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Adviser officers mean any person appointed by the CEO or the Board of Managers and authorized to act on behalf of del Rey.

Chief Compliance Officer or Advisor CCO means Gerald W. Wheeler

Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Security means the same as it does under Section 2(a)(36) of the IC Act, except that it does not include direct obligations of the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements. A Security held or to be acquired by any client account means (A) any Security that within the most recent 15 days, (i) is or has been held by a client, or (ii) is being or has been considered by the adviser or sub-adviser for purchase by clients; and (B) any option to purchase or sell, and any Security convertible into or exchangeable for any Security. A Security is being purchased or sold by a client from the time a purchase or sale program has been communicated to the person who places buy and sell orders for clients until the program has been fully completed or terminated. A Security is being considered for purchase or sale by a client when a Security is identified as such by del Rey to clients.

del Rey GLOBAL INVESTORS, LLC

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Due:

Date Report Submitted:

Securities Transactions

Date of Transaction

Name of Issuer and Title of Security

No. Of Shares (if applicable)

Principal Amount, Maturity Date and Interest Rate (if applicable)

Type of Transaction Price

Name of Broker, Dealer or Bank Effecting Transaction

If you had no reportable transactions during the quarter, please check here.

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

If you established an account within the quarter, please provide the following information:

Name of Broker, Dealer or Bank

Date Account was Established Name(s) on and Type of Account

If you did not establish a securities account during the quarter, please check here.

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

del Rey GLOBAL INVESTORS, LLC

INITIAL HOLDINGS REPORT

Name of Reporting Person:

Date Person Became Subject to the Code” Reporting Requirements:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Securities Holdings

Name of Issuer and Title of Security No. of Shares (if applicable)

Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no securities holdings to report, please check here.

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank

Date Account was Established Name(s) on and Type of Account

If you have no securities accounts to report, please check here.

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date

del Rey GLOBAL INVESTORS, LLC

ANNUAL HOLDINGS REPORT

Name of Reporting Person:

Date Person Became Subject to the Code” Reporting Requirements:

Information in Report Dated as of:

Date Report Due:

Date Report Submitted:

Calendar Year Ended: December 31,

Securities Holdings

Name of Issuer and Title of Security No. of Shares (if applicable)

Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no securities holdings to report for the year, please check here.

If you do not want this report to be construed as an admission that you have beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts

Name of Broker, Dealer or Bank Date Account was Established

Name(s) on and Type of Account

If you have no securities accounts to report for the year, please check here.

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature	Date